Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

AEOLUS PHARMACEUTICALS, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

Aeolus Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that, pursuant to authority conferred on its Board of Directors (the “Board”) by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the following resolution was adopted by the Board by a unanimous written consent of the Board, dated as of October 25, 2005, in lieu of a meeting in accordance with Section 141(f) of the Delaware General Corporation Law, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Aeolus Pharmaceuticals, Inc. (this “Certificate of Designations”),there is hereby established a series of the Corporation’s authorized preferred stock having a par value of $0.01 per share(the “Preferred Stock”), which series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and shall consist of One Million Two Hundred Fifty Thousand (1,250,000) shares. The shares of Series A Preferred Stock shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

1. Certain Definitions. As used herein, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Business Day” shall mean any day, other than a Saturday or Sunday on which commercial banks located in New York, New York are open for the general transaction of business.

(c) “Bylaws” shall mean the Bylaws of the Corporation, as amended.

(d) “Fair Market Value” shall mean, with respect to any listed security, its Market Price, and with respect to any property or assets other than cash or listed securities, the fair value thereof determined in good faith by the Board and the Requisite Holders.

(e) “Initial Issue Date” shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

(f) “Lead Series A Preferred Investors”shall mean each of Xmark Opportunity Fund, L.P. and Xmark Opportunity Fund, Ltd.

(g) “Market Price”, as of a particular date (the “Valuation Date”), shall mean the following with respect to any class of listed securities: (A) if such security is then listed on a national securities exchange, the Market Price shall be the average of the closing sale price of one share of such security on such exchange on the ten (10) trading days ending on the last trading day prior to the Valuation Date: provided that if such security has not traded in the ten (10) consecutive trading days prior to the Valuation Date, the Market Price shall be the average of the closing sale prices of one share of such security in the most recent ten (10) trading days during which such security has traded prior to the Valuation Date; (B) if such security is then included in The Nasdaq Stock Market, Inc., including without limitation the SmallCap Market or the National Market (“Nasdaq”), the Market Price shall be the average of the closing sale prices of one share of such security on Nasdaq on the ten (10) consecutive trading days ending on the last trading day prior to the Valuation Date, or, if no closing sale price is available for any of such ten (10) trading days, the closing sale price for such day shall be determined as the average of the high bid and low ask prices quoted on Nasdaq as of the end of such trading day; provided that if such security has not traded in the ten (10) consecutive trading days prior to the Valuation Date, the Market Price shall be the average of the closing sale prices of one share of such security in the most recent ten (10) trading days during which such security has traded prior to the Valuation Date; (C) if such security is then included in the Over-the-Counter Bulletin Board, the Market Price shall be the average of the closing sale prices of one share of such security on the Over-the-Counter Bulletin Board on the ten (10) consecutive trading days ending on the last trading day prior to the Valuation Date, or, if no closing sale price is available for any of such ten (10) trading days, the closing sale price for such day shall be determined as the average of the high bid and low ask prices quoted on the Over-the-Counter Bulletin Board as of the end of such trading day; provided that if such security has not traded in the ten (10) consecutive trading days prior to the Valuation Date, the Market Price shall be the average of the closing sale prices of one share of such security in the most recent ten (10) trading days during which such security has traded prior to the Valuation Date; or (D) if such security is then included in the “pink sheets,” the Market Price shall be the average of the closing sale prices of one share of such security on the “pink sheets” on the ten (10) consecutive trading days prior to the Valuation Date, or, if no closing sale price is available for any of such ten (10) trading days, the closing sale price for such day shall be determined as the average of the high bid and low ask prices quoted on the “pink sheets” as of the end of such trading day; provided that if such security has not traded in the ten (10) consecutive trading days prior to the Valuation Date, the Market Price shall be the average of the closing sale prices of one share of such security in the most recent ten (10) trading days during which such security has traded prior to the Valuation Date.

(h) “Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

(i) “Purchase Agreement” shall mean that certain Purchase Agreement, dated on or about November 21, 2005, by and among the Corporation and the Investors (as defined in the Purchase Agreement) party thereto.

(j) “Requisite Holders” shall mean the consent of (i) holders of at least a majority of the then outstanding shares of Series A Preferred Stock and (ii) each of the Lead Series A Preferred Investors so long as the Lead Series A Preferred Investors own any shares of Series A Preferred Stock.

(k) “Series A Stated Value” shall mean, with respect to each share of Series A Preferred Stock, Two Dollars ($2.00), which Series A Stated Value shall be subject to appropriate adjustment from time to time in the event of any stock dividend, stock split, stock combination or other similar recapitalization affecting the Series A Preferred Stock.

(l) “Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.01 per share, of the Corporation.

2. Designation; Preference and Ranking. The Series A Preferred Stock shall consist of One Million Two Hundred Fifty Thousand (1,250,000) shares. The preferences of each share of Series A Preferred Stock with respect to dividend payments, distributions of the Corporation's assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation and redemption shall be equal to the preferences of every other share of Series A Preferred Stock from time to time outstanding in every respect. Notwithstanding the terms and conditions of any series of Preferred Stock now or hereafter existing providing that the Series A Preferred Stock shall rank junior or senior thereto, the Series A Preferred Stock shall rank senior to all other outstanding series of Preferred Stock, including the Series B Preferred Stock, and senior to the Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation as to the payment of dividends, the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation and redemption.

3. Dividend Rights. (a) Each holder of Series A Preferred Stock, in preference and priority to the holders of all other classes of stock (including the Series B Preferred Stock), shall be entitled to receive, with respect to each share of Series A Preferred Stock then outstanding and held by such holder of Series A Preferred Stock, dividends, commencing from the date of issuance of such share of Series A Preferred Stock, at the rate of six percent (6%) per annum of the Series A Stated Value (the “Series A Preferred Dividends”). The Series A Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the first day of January, April, July and October in each year. The Series A Preferred Dividends shall be paid to each holder of Series A Preferred Stock, at the Corporation’s election, either: (x) in cash out of legally available funds of the Corporation; or (y) through the issuance of such number of shares of Common Stock determined by dividing the amount of the total accrued but unpaid dividends on such holder’s then outstanding shares of Series A Preferred Stock by the then existing Fair Market Value of the Common Stock as of the payment date for such Series A Preferred Dividends (rounded up to the nearest whole share). Any election by the Corporation to pay dividends in cash or shares of Common Stock shall be made uniformly with respect to all outstanding shares of Series A Preferred Stock for a given dividend period.

(b) No dividends shall be paid on any Common Stock of the Corporation or any other capital stock of the Corporation during any fiscal year of the Corporation until all outstanding Series A Preferred Dividends (with respect to the current fiscal year and all prior fiscal years) shall have been paid or declared and set apart for payment to the holders of Series A Preferred Stock.

(c) In the event that the Corporation shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock), the Corporation shall, at the same time, pay to each holder of Series A Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series A Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends.

4. Liquidation Rights. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, on a pro rata basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, the Series B Preferred Stock, or any other class of capital stock of the Corporation, an amount equal to one hundred fifty percent (150%) of the Series A Stated Value for each share of Series A Preferred Stock then held by such holder, plus an amount equal to all declared but unpaid dividends, and all accrued but unpaid dividends set forth in Section 3(a) above, on each such share of Series A Preferred Stock (the “Liquidation Preference Payment”). If, upon the occurrence of any such liquidation, dissolution or winding up of the Corporation, the assets and funds to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference Payment, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the Liquidation Preference Payment each such holder is entitled to receive, and no assets of the Corporation shall be distributed to the holders of the Common Stock, the Series B Preferred Stock or any other class or series of capital stock of the Corporation in respect of such Common Stock, Series B Preferred Stock or such other stock unless and until the Liquidation Preference Payment payable to all holders of the Series A Preferred Stock has been indefeasibly paid in full.

(b) After payment of the full Liquidation Preference Payment to the holders of the Series A Preferred Stock as set forth in Section 4(a) above and subject to any distribution that may be required with respect to the Series B Preferred Stock or any future series of Preferred Stock that may from time to time come into existence, the remaining assets and funds of the Corporation, if any, available for distribution to stockholders shall be distributed ratably among the holders of the Series A Preferred Stock, any other class or series of capital stock that participates with the Common Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation and the Common Stock, with the holders of the Series A Preferred Stock deemed to hold that number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible.

(c) Distributions Other than Cash. Whenever the distributions provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value thereof. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series A Preferred Stock, based on the number of shares of Series A Preferred Stock held by each such holder.

(d) Nothing in this Section 4 shall affect in any way the right of each holder of Series A Preferred Stock to convert such shares at any time and from time to time into Common Stock in accordance with Section 6 hereof prior to the liquidation, dissolution or winding up of the Corporation.

5. Voting Rights; Protective Provisions.

(a) Except as otherwise provided herein or as required by applicable law, the holders of Series A Preferred Stock shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. For this purpose, the holders of Series A Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock are given notice in accordance with the Bylaws. As to any matter on which the holders of Series A Preferred Stock shall be entitled to vote, each holder of Series A Preferred Stock shall have a number of votes per share of Series A Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders, equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible on such record date or effective date, as the case may be, in accordance with Section 6 hereof, provided that so long as the Lead Investor shall own any shares of Series A Preferred Stock, the Lead Investor shall have the right to elect a majority of the Corporation’s Board of Directors at any time.

(b) As long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the Requisite Holders, directly or indirectly, by amendment to the Certificate of Incorporation, merger or otherwise, take any of the following actions or agree to take any of the following actions:

(1)  amend, alter or repeal any of the provisions of the Certificate of Incorporation or Bylaws or this Certificate of Designations, or in any way change the preferences, privileges, rights or powers with respect to the Series A Preferred Stock or reclassify any class of stock;

(2)  authorize, create, designate, issue or sell any (A) class or series of capital stock (including shares of treasury stock), (B) rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or (C) any debt security which by its terms is convertible into or exchangeable for any capital stock or has any other equity feature or any security that is a combination of debt and equity, which capital stock, in each case, is senior to or pari passu with the Series A Preferred Stock (for the avoidance of doubt, the foregoing does not apply to the issuance and sale of shares of Series A Preferred Stock pursuant to the Purchase Agreement);

(3)  increase the number of authorized shares of Series A Preferred Stock or authorize the issuance of or issue any shares of Series A Preferred Stock (except for the issuance of any shares of Series A Preferred Stock pursuant to the Purchase Agreement);

(4)  increase or decrease the number of authorized shares of any class of capital stock of the Corporation;

(5)  agree to any restriction on the Corporation’s ability to satisfy its obligations hereunder to holders of Series A Preferred Stock or the Corporation’s ability to honor the exercise of any rights of the holders of the Series A Preferred Stock;

(6)  directly or indirectly declare or pay any dividend or make any distribution (whether in cash, shares of capital stock of the Corporation, or other property) on shares of capital stock of the Corporation (except with respect to shares of Series A Preferred Stock in accordance with the terms of this Certificate of Designations), or redeem, purchase or otherwise acquire for value (including through an exchange), or set apart money or other property for any mandatory purchase or analogous fund for the redemption, purchase or acquisition of any shares of capital stock of the Corporation (except with respect to (x) the redemption of the Series A Preferred Stock pursuant to Section 7 hereof or (y) the repurchase of shares of Common Stock held by employees, officers or directors of the Corporation, which has been approved by the Board);

(7) consummate an Acquisition (as defined in Section 7(a) hereof) or enter into an agreement with respect to an Acquisition;

(8) materially change the nature or scope of the business of the Corporation;

(9) consummate or agree to make any sale, transfer, assignment, pledge, lease, license or similar transaction by which the Corporation grants on an exclusive basis any rights to any of the Corporation’s intellectual property;

(10) approve the annual budget of the Corporation or any changes thereto;

(11) incur any indebtedness for borrowed money (whether directly or indirectly through an Affiliate or otherwise) in excess of fifty thousand dollars ($50,000) in one or a series of related transactions other than trade payables incurred in the ordinary course of business or indebtedness provided for in and consistent with the approved current annual budget;

(12) create, incur, assume or suffer to exist, any material lien, charge or other encumbrance on any of its properties or assets;

(13) increase the compensation or benefits payable or to become payable to its directors or executive officers other than pursuant to the terms of any agreement as in effect prior to the Initial Issue Date and, other than grants of any stock or options under any compensation agreement or arrangement, employee benefit plan, stock option plan or restricted stock plan of the Company, so long as such agreement, arrangement or plan was or is approved by a majority of the independent members of the Board or a majority of the members of a committee of independent directors established for such purpose;

(14) make any loans to its directors, officers or shareholders;

(15) assume, endorse or become liable for or guaranty the obligations of any Person;

(16) cancel any liability or debt owed to it, except for consideration equal to or exceeding the outstanding balance of such liability or debt, and in any event, in the ordinary course of business; or

(17) agree to do any of the foregoing.

6. Conversion. The holders of shares of Series A Preferred Stock shall have the following conversion rights:

(a) Subject to the terms and conditions of this Section 6, the holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (i) multiplying the number of shares of Series A Preferred Stock to be converted by the Series A Stated Value and adding to such product the amount of any accrued but unpaid dividends with respect to such shares of Series A Preferred Stock to be converted; and (ii) dividing the result obtained pursuant to clause (i) above by the Series A Conversion Price then in effect. The “Series A Conversion Price” shall initially be $1.00, and shall be subject to adjustment from time to time in accordance with the provisions of this Section 6. The rights of conversion set forth in this Section 6 shall be exercised by any holder of Series A Preferred Stock by giving written notice to the Corporation that such holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares of Series A Preferred Stock so to be converted (or, in lieu thereof, by delivery of an appropriate lost stock affidavit in the event such certificate or certificates have been lost or destroyed) to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series A Preferred Stock) at any time on the date set forth in such notice (which date shall not be earlier than the Corporation’s receipt of such notice), together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(b) Promptly after receipt of the written notice referred to in Section 6(a) above and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted (or, in lieu thereof, by delivery of an appropriate lost stock affidavit in the event such certificate or certificates have been lost or destroyed), but in no event more than three (3) Business Days thereafter, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder of Series A Preferred Stock, registered in such name or names as such holder may direct in writing, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. When the Corporation is required to deliver certificates pursuant to this Section 6(b), if any such certificates are not delivered to such holder within three (3) Business Days of surrender by that holder of its certificate(s) (or, in lieu thereof, by delivery of an appropriate lost stock affidavit in the event such certificate or certificates have been lost or destroyed) to the Corporation together with the required conversion notice, the Corporation shall be liable to that holder for liquidated damages (and not as a penalty, as damages are impossible to forecast or predict and these amounts are deemed reasonable in all respects) equal to 1.5% of the aggregate Market Price of all the shares of Common Stock evidenced by the delayed certificate(s) as of the date of the conversion notice applicable thereto, for each 10-day period (or portion thereof) beyond such three (3) Business Day-period that the certificates have not been so delivered. Such payments shall be in partial compensation to the holder, and shall not constitute the holder’s exclusive remedy for such late delivery. The amounts payable as liquidated damages pursuant to this Section 6(b) shall be payable in lawful money of the United States, and amounts payable as liquidated damages shall be paid within two (2) Business Days of the last day of each such 10-day period after which delivery should have been made. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Series A Conversion Price shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares of Series A Preferred Stock shall have been surrendered as aforesaid (or, in lieu thereof, an appropriate lost stock affidavit has been delivered to the Corporation), and at such time, the rights of the holder of such share or shares of Series A Preferred Stock shall cease with respect to the shares of Series A Preferred Stock being converted, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c) No fractional shares shall be issued upon any conversion of shares of Series A Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 6(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the shares of Series A Preferred Stock for conversion an amount in cash equal to the Market Price of such fractional share of Common Stock. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6(a) above exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

(d) Except as provided in Section 6(e) below, if and whenever the Corporation shall issue or sell, or is, in accordance with Sections 6(d)(1) through 6(d)(5) hereof, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Series A Conversion Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”), regardless of whether such issuance or sale was approved under Section 5 above, effective as of the close of business on the effective date of the Trigger Issuance the then-existing Series A Conversion Price shall be reduced to the lowest price per share at which any share of Common Stock was issued or sold or deemed to be issued or sold in such Trigger Issuance.

For purposes of this Section 6(d), the following subsections (d)(l) to (d)(5) shall also be applicable (subject, in each such case, to the provisions of Section 6(e) hereof):

(1) In case at any time after the date hereof the Corporation shall in any manner grant, issue or sell any stock or security convertible into or exchangeable for Common Stock (“Convertible Securities”) or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any Convertible Securities (such warrants, rights or options being called “Options”), whether or not the right to convert, exchange or exercise any such Convertible Securities or such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities or upon the exercise of such Options (determined by dividing (i) the sum of (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities or the granting of such Options, plus (y) the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such Convertible Securities or the exercise of all such Options, plus (z), in the case of such Options to purchase Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the conversion or exchange of such Convertible Securities, by (ii) the maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities, or upon the exercise of such Options, or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options), shall be less than the Series A Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities or the granting of such Options, then the total number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities, or the exercise of such Options, or upon the conversion or exchange of the maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities or the granting of such Options (including Options to purchase Convertible Securities) and thereafter shall be deemed to be outstanding for purposes of adjusting the Series A Conversion Price. Except as otherwise provided in Section 6(d)(2), no additional adjustment of the Series A Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities or upon exercise of such Options.

(2) Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 6(d)(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 6(d)(l), or the rate at which Convertible Securities referred to in Section 6(d)(l) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series A Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series A Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Series A Conversion Price then in effect hereunder is thereby reduced.

(3) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

(4) In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be. Notwithstanding the foregoing, no anti-dilution adjustment provided for in this Section 6 shall be effected with respect to any transaction for which a record date is set by the Corporation if the transaction is abandoned by the Corporation prior to the time such transaction becomes effective.

(5) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Section 6(d).

(e) Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment to the Series A Conversion Price in the case of the following issuances or deemed issuances of shares of Common Stock from and after the Initial Issue Date: (i) issuances upon the exercise or conversion of any Options or Convertible Securities granted, issued and outstanding on or prior to the Initial Issue Date; (ii) issuances upon the grant or exercise of any stock or options which have been or may hereafter be granted or exercised under any compensation agreement or arrangement, employee benefit plan, stock option plan or restricted stock plan of the Corporation, so long as such agreement, arrangement or plan was or is approved by a majority of the independent members of the Board or a majority of the members of a committee of independent directors established for such purpose; (iii) issuances of securities as consideration for a merger or consolidation with, or purchase of assets from, a non-Affiliated third party or in connection with any strategic partnership or joint venture with a non-Affiliated third party with which the Corporation will enter into one or more technology agreements (where the primary purpose of any such action is not to raise equity capital); (iv) shares of Common Stock issuable upon conversion of Series A Preferred Stock (including shares of Series A Preferred Stock issued after the Initial Issue Date pursuant to the Purchase Agreement); (v) shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock, including Series B Preferred Stock issuable upon exercise of warrants to purchase Series B Preferred Stock or promissory notes convertible into Series B Preferred Stock outstanding as of the Initial Issue Date, (vi) shares of Common Stock issuable as payment-in-kind dividends on the Series A Preferred Stock pursuant to Section 3(a) hereof; (vii) shares of Common Stock issuable upon exercise of the Warrants (as defined in the Purchase Agreement); (viii) shares of Common Stock issued or issuable as a result of any stock split, combination, dividend, distribution, reclassification, exchange or substitution for which an equitable adjustment is provided for in Sections 6(f), (g), (h) or (i) below; and (ix) shares of Common Stock issued (or issuable upon exercise, exchange or conversion of rights, options or warrants outstanding from time to time) which the Requisite Holders elect to treat as an excluded issuance hereunder.

(f) If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(g) If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is decreased by a combination or reverse split of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination or reverse split, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(h) If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or stock dividend provided for elsewhere in this Section 6), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(i) If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other Person, then, as a part of such merger, or consolidation or sale, provision shall be made so that holders of Series A Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock after the merger, consolidation or sale to the end that the provisions of this Section 6 (including adjustment of the Series A Conversion Price then in effect for the Series A Preferred Stock and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(j) Notices of Record Date. In case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock or any other class or series of capital stock of the Corporation payable in cash or stock or make any other distribution to the holders of its Common Stock or any such other class or series of capital stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock or any other class or series of capital stock of the Corporation any additional shares of stock of any class or other rights; or

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation or a liquidation, dissolution or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person or by certified or registered mail, return receipt requested, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least twenty (20) Business Days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any event set forth in clause (3) of this Section 6(j) and (b) in the case of any event set forth in clause (3) of this Section 6(j), at least twenty (20) Business Days’ prior written notice of the date when such event shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock or such other class or series of capital stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock and such other series or class of capital stock shall be entitled to exchange their Common Stock and other stock for securities or other property deliverable upon consummation of the applicable event set forth in clause (3) of this Section 6(j).

(k) Upon any adjustment of the Series A Conversion Price, then and in each such case the Corporation shall give prompt written notice thereof, by delivery in person or by certified or registered mail, return receipt requested, addressed to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series A Conversion Price resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.

(l) The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance (x) upon conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock and (y) of shares of Common Stock pursuant to Section 3(a) hereof. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Series A Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Series A Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation’s Certificate of Incorporation.

(m) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

(n) The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

7. Redemption.

(a) Optional Redemption-Acquisition. The Corporation shall give written notice (the “Acquisition Notice”) to the holders of Series A Preferred Stock at least fifteen (15) days prior to (i) the execution of a definitive agreement with respect to an Acquisition and (ii) the consummation of any Acquisition. Such Acquisition Notice shall describe the material terms and conditions of such Acquisition and the rights of the holders of Series A Preferred Stock pursuant to this Section 7(a), and the Corporation shall give such holders written notice of any material changes to such Acquisition Notice within two (2) Business Days of such change. Each holder of Series A Preferred Stock shall have the right, by written notice to the Corporation (the “Acquisition Repurchase Notice”), at least three (3) Business Days prior to the effective date of any Acquisition, to require the Corporation to redeem all, or a portion, of the outstanding shares of Series A Preferred Stock held by such holder for an amount in cash, payable immediately prior to or concurrently with the closing of such Acquisition (the “Acquisition Repurchase Date”), equal to the aggregate Liquidation Preference Payment with respect to the shares of Series A Preferred Stock to be redeemed from such holder (the “Acquisition Redemption Price”). Each holder submitting an Acquisition Repurchase Notice to the Corporation shall surrender to the Corporation the certificate(s) representing the shares of Series A Preferred Stock to be redeemed from such holder or, in lieu thereof, an appropriate lost stock affidavit in the event such certificate or certificates have been lost or destroyed. On the Acquisition Repurchase Date, the Corporation shall be obligated to pay to each holder of Series A Preferred Stock who has submitted an Acquisition Repurchase Notice (and has surrendered the certificate(s) representing such holder’s shares of Series A Preferred Stock to be redeemed or, in lieu thereof, delivered an appropriate lost stock affidavit in the event such certificate or certificates have been lost or destroyed) an amount in immediately available funds equal to such holder’s Acquisition Redemption Price. Following receipt by a holder of Series A Preferred Stock of the Acquisition Redemption Price with respect to the shares of Series A Preferred Stock to be redeemed from such holder, the shares of Series A Preferred Stock redeemed from such holder shall cease to be outstanding and shall have the status of authorized but undesignated Preferred Stock. If the Corporation does not have enough funds legally available to repurchase all of the outstanding shares of Series A Preferred Stock requested to be redeemed by the holders of Series A Preferred Stock on the Acquisition Repurchase Date, the maximum number of full shares of Series A Preferred Stock that can be redeemed with funds legally available therefor shall be redeemed ratably (based on the number of shares of Series A Preferred Stock requested to be redeemed) from those holders of shares of Series A Preferred Stock that have submitted an Acquisition Repurchase Notice and those shares with respect to which the Acquisition Redemption Price has not been paid by the Corporation shall remain outstanding. Thereafter, the Corporation shall redeem the outstanding shares of Series A Preferred Stock that have been requested to be redeemed pursuant to this Section 7(a) but have not been so redeemed, with interest (as set forth in Section 7(b) below), ratably from the holders thereof as soon as funds legally available therefor become available. The term “Acquisition” shall mean the occurrence of any one of the following transactions: (1) a consolidation or merger of the Corporation with or into any other corporation or corporations which results in the stockholders of the Corporation owning less than fifty percent (50%) of the outstanding capital stock of the surviving entity; (2) the sale, transfer, assignment, conveyance, or exchange of all or substantially all of the assets of the Corporation; (3) the issuance and/or sale by the Corporation in one or a series of related transactions of shares of Common Stock (or securities convertible or exchangeable into or exercisable for shares of Common Stock) constituting a majority of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible or exchangeable into or exercisable for shares of Common Stock as having been fully converted, exchanged and exercised)(for the avoidance of doubt, the issuance of securities pursuant to the Purchase Agreement shall not apply to this clause (3)); and (4) any other form of acquisition or business combination approved by the Board where the Corporation is the target of such acquisition and where a change in control occurs such that the Person seeking to acquire the Corporation has the power to elect a majority of the Board as a result of the transaction. Nothing in this Section 7(a) shall affect in any way the right of each holder of Series A Preferred Stock to convert such shares of Series A Preferred Stock into Common Stock at any time prior to the consummation of an Acquisition or the Acquisition Repurchase Date.

(c) Redemption Defaults. If the Corporation fails to pay to any holder of Series A Preferred Stock the Acquisition Redemption Price with respect to any shares of Series A Preferred Stock to be redeemed from such holder on the Acquisition Repurchase Date, then such holder shall be entitled to interest on any shares of Series A Preferred Stock that were to be redeemed by the Corporation on the Acquisition Repurchase Date, as the case may be, but have not been so redeemed by the Corporation (the “Unredeemed Shares”), at a per annum rate equal to fifteen percent (15%) of the Acquisition Redemption Price with respect to the Unredeemed Shares or the highest interest rate permitted by applicable law, whichever is lower, from the Acquisition Repurchase Date until the date of payment of the redemption amount with respect to the Unredeemed Shares.

8. No Impairment. The Corporation will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions set forth in this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights, dividend and liquidation preferences and other rights granted hereunder to the holders of the Series A Preferred Stock against impairment.

9. Amendment. This Certificate of Designations may only be amended with the prior written consent of the Requisite Holders. The Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation shall have obtained the written consent to such amendment, action or omission to act, of the Requisite Holders.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed as of the 18th day of November, 2005.

Aeolus Pharmaceuticals, Inc.

/s/ Richard P. Burgoon, Jr.
Name: Richard P. Burgoon, Jr.
Title: Chief Executive Officer